OPINION

June 22, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     T. Rowe Price State Tax-Free Income Trust
        File Nos.: 033-06533/811-4521
        Post-Effective Amendment No. 38

Commissioners:

We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 ("the Rule"), the above-referenced Post-Effective Amendment ("the Amendment") to its registration statement under the Securities Act of 1933, as amended.

Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

Sincerely,

/s/Shearman & Sterling
Shearman & Sterling